EXHIBIT 10.42
AMENDED AND RESTATED EMPLOYMENT AGREEMENT BY AND BETWEEN VIEWCAST
CORPORATION AND GARY KLEMBARA
Amended and Restated Employment Agreement
     This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into as of the 28th day of April 2008 between ViewCast.com, Inc. (the “Employer”), a corporation, and Gary Klembara (the “Executive”), residing at 2910 Oak Point Drive, Garland, TX 75044. Where not otherwise defined herein, capitalized terms used herein have the meanings set forth in Section 9.1 of this Agreement.
     WHEREAS, the Employer wishes to employ the Executive in an executive capacity, as its Sr. Vice President of Sales, and the Executive wishes to accept such employment, on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, the Employer and the Executive hereby agree as follows:
1. Effective Date: Term.
          1.1. This Agreement shall be effective as of September 1, 2007 (the “Effective Date”).
          1.2. The Employer employs the Executive, and the Executive accepts such employment, for an eighteen (18) month period commencing on the Effective Date (the “Initial Term”).
          1.3. The Term of the Executive’s employment under this Agreement shall be automatically renewed for additional one (1)-year terms (each a Renewal Term”) upon the expiration of the Initial Term or any Renewal Term unless the Employer or the Executive delivers to the other, at least sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be, a written notice specifying that the Term of the Executive’s employment will not be renewed at the end of the Initial Term or such Renewal Term, as the case may be.
          1.4. This Agreement may be terminated prior to the expiration of the Initial Term or any Renewal Term as provided in Section 4 of this Agreement.
2. Position and Duties.
     2.1. During the Initial or Renewal Term of this Agreement, the Employer shall employ the Executive to serve as its Sr. Vice President of Sales. The Executive shall perform such executive, administrative and operational duties customary for executives in such capacity or as may be assigned to the Executive from time to time by the President and COO.

          2.2. The Executive agrees to serve the Employer faithfully and to the best of the Executive’s ability and to devote substantially all of the Executive’s business time, attention and efforts to the interests and business of the Employer and its Subsidiaries.
          2.3. The Executive agrees at all times to perform all his duties in accordance with applicable laws, rules and regulations and the policies and procedures of the Employer applicable to senior executives in effect from time to time.
3. Compensation, Benefits and Expenses.
          3.1. Salary. During the period from the Effective Date through the Term of this Agreement and except as otherwise provided in this Agreement, the Employer shall pay to the Executive an annual base salary of $165,000.00 (the “Base Salary Amount”), in equal installments pursuant to the Employer’s standard payroll policies and subject to such withholding or deductions as may be mutually agreed between the Employer and the Executive or required by law.
          3.2. Incentive Compensation. In addition to the salary set forth in Section 3.1, the Executive, at the Employer’s discretion, may earn incentive compensation as deemed appropriate for the position each calendar year (see 2007 Incentive Compensation Plan as an example). Payment of any bonus or incentive compensation shall be made in accordance with the Employer’s standard or established payroll policies and shall be subject to such withholding or deductions as may be mutually agreed between the Employer and the Executive or required by law.
          3.3. Fringe Benefits. During the period of his employment, the Executive shall be entitled to participate in the Employer’s plans for the welfare and benefit of its employees available to senior executive officers generally to the extent the Executive satisfies the requirements provided in such plans with respect to the position, tenure, salary, health and other qualifications for participation. The Executive will be entitled to four (4) weeks annual vacation; no more than two (2) consecutive weeks may be taken at any given time in each fiscal year. A maximum of forty (40) hours accrued vacation may be carried over from one year to the next.
          3.4. Expenses. During the term of this Agreement, the Employer authorizes the Executive to incur reasonable and necessary out-of-pocket business expenses in the course of performing his duties and rendering services hereunder in accordance with the Employer’s policies with respect thereto, and the Employer shall reimburse the Executive for all such expenses, provided (i) such expenses and the purpose for which they were incurred are in accordance with the Employer’s policies, and (ii) the Executive timely submits to the Employer expense reports and substantiation of the expenses in accordance with the Employer’s policies.

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4. Termination.
          4.1. Termination. The Executive’s employment by the Employer shall terminate on the earliest Date of Termination upon the occurrence of one (1) of the following events:
          4.1.1. the Executive’s death;
          4.1.2. the Executive is determined to be “permanently disabled” as defined under the disability insurance policy covering the Executive;
          4.1.3. termination of the Executive by the Employer for “Cause”;
4.1.4. termination of employment, as defined in Treasury Regulation Section 1.409A-1(h)(1)(ii), by the Executive upon written notice to the Employer;
4.1.5. termination of the Executive by the Employer without cause upon written notice to the Executive or termination by the Executive for Good Reason;
          4.1.6. the expiration of this Agreement; or
4.1.7. a Change of Control of the Employer, if the Executive’s employment hereunder is terminated by the Employer or its successor (other than pursuant to Section 4.1.3 above) after such Change of Control.
          4.2. Time of Termination. The Executive’s employment with the Employer (including all positions held with the Employer or its Subsidiaries or affiliates) shall terminate immediately upon the Date of Termination without further action by the Employer.
          4.3. Effect of Termination of Employment.
(a)	Termination Due to Death. In the event the Executive’s employment is terminated due to his death, his estate or designated beneficiaries shall be entitled to the following:
(i)	any amounts payable on death pursuant to any plans or policies of the Employer;

(ii)	any other amounts due but not yet paid from the Employer to the Executive; and
(b)	Termination Due to Disability. In the event the Executive’s employment is terminated due to his permanent or total disability, the Executive or his legal representative shall be entitled to the following:
(i)	any amounts payable on disability pursuant to any plans or policies of the Employer; and

(ii)	any other amounts due but not yet paid from the Employer to the Executive.
(c)	Termination for Cause. In the event the Executive’s employment is terminated by the Employer for Cause, the Executive shall receive:

(i)	The equivalent of two (2) weeks Base Salary Amount in effect on the Date of Termination, payable in accordance with the Employer’s standard payroll policies;

(ii)	any other amounts due but not yet paid from the Employer to the Executive; and

(iii)	reimbursement for three (3) months of COBRA premiums paid by the Executive.
(d)	Termination Without Cause or for Good Reason. In the event the Executive’s employment is terminated by the Employer without cause (other than by death or disability) or by the Executive for Good Reason, the Executive shall be entitled to the following:
(i)	A lump sum amount equal to the Base Salary Amount in effect on the Date of Termination that would be payable for a period of six (6) months, with such amount payable in lump sum in accordance with the Employer’s standard payroll periods and policies;

(ii)	an additional amount equal to the Base Salary Amount in effect on the Date of Termination that would be payable for a period of six (6) months, with such amount payable in accordance with Employer’s standard payroll periods and policies with the first such payment being made upon the six (6) month anniversary of the Executive’s termination of employment

(iii)	any other amounts due but not yet paid from the Employer to the Executive; and

(iv)	reimbursement for six (6) months of COBRA premiums paid by the Executive (Note: the Executive has the right to continue COBRA coverage for up to eighteen (18) months).
(e)	Termination upon Change of Control. If the Executive’s employment hereunder is terminated by the Employer or its successor (other than pursuant to Section 4.1.3 above) after such Change of Control, the Executive shall be entitled to the following:
(i)
a lump sum amount equal to the Base Salary Amount in effect on the Date of Termination that would be payable for a period of six (6) months, with such amount payable in lump sum in accordance with the Employer’s standard payroll periods and policies; and

(ii)
an additional amount equal to the Base Salary Amount in effect on the Date of Termination that would be payable for a period of six (6) months, with such amount payable in accordance with Employer’s standard payroll periods and policies with the first such payment being made upon the six (6) month anniversary of the Executive’s termination of employment.
(f)	The payments described in Sections 4.3(a), 4.3(b), 4.3(c)(i), 4.3(c)(ii), 4.3(d)(i), 4.3(d)(iii) and 4.3(e)(i) shall be made no later than 2 1/2 months following the end of the taxable year of the Executive or the Employer, whichever is longer, in which the termination event occurs. To that end, the Executive and the Employer agree that the termination benefits described in this section 4.3 are intended to be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals or pursuant to Treasury Regulation Section 1.409A-1(b)(1) as non-taxable benefits.
5. Confidentiality.
          5.1. Confidential Information in General. The Executive has and will have access to and participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Employer, its Subsidiaries and affiliates (the “Companies”), including but not limited to (i) business plans, operating plans, marketing plans, bid strategies, bid proposals, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists, formulas, patents, devices, software programs, reports, correspondence, tapes, discs, tangible property and specifications owned by or used in the Employer’s business, operating strengths and weaknesses of the Companies’ officers, directors, employees, agents, suppliers and customers, (ii) information pertaining to future developments such as, but not limited to research and development, future marketing, distribution, delivery or merchandising plans or ideas and potential new distribution for business locations, and (iii) other tangible and intangible property, which are used in the business and operation of the Companies but not made publicly available (the “Confidential Information”).
          5.2. Assignment. The Executive hereby assigns to the Employer, in consideration of his employment, all Confidential Information in the possession of the Executive at any time during the term of this Agreement, whether or not made or conceived during working hours, alone or with others, which relates, directly or indirectly, to businesses or proposed businesses of the Companies, and the Executive agrees that all such Confidential Information shall be the exclusive property of the Companies. The Executive shall establish and maintain written records of all such Confidential Information with respect to the inventions or similar intellectual property for the benefits of the Companies and shall execute and deliver to the Companies any specific assignments or other documents appropriate to vest title in such Confidential Information in the Companies or to obtain for the Companies legal protection for such Confidential Information.
          5.3. Non-Disclosure. The Executive shall not disclose, use or make known for his or another’s benefit any Confidential Information of the Companies or use such Confidential Information in any way except in the best interests of the Companies in the performance of the Executive’s duties under this Agreement.
          5.4. Continuing Obligations. The obligations of the Executive under this Section 5 shall survive the termination of the Executive’s employment and the expiration or termination of this Agreement for a period of twelve (12) months.
6. Return of the Employer’s Property.
          Immediately upon termination of the Executive’s employment with the Employer, the Executive shall deliver to the Employer all Confidential Information, documents, correspondence, notebooks, reports, computer programs, names of full-time and part time employees and consultants, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Employer in any way obtained by the Executive during the periods of this employment with the Employer. Immediately upon termination of the Executive’s employment with the Employer, the Executive shall deliver to the Employer all tangible property of the Employer in the possession of the Executive, including without limitation, telephones, facsimile machines, computers, leased automobiles and credit cards. The obligations of the Executive under this Section 6 shall survive the termination of the Executive’s employment and the expiration for termination of this Agreement.
7. Non-Competition and Non-Solicitation.
          7.1. Non-Compete. For a period of eighteen (18) months following the termination of the Executive’s employment by the Employer (the “Non-competition Period”), the Executive will not, directly or indirectly, without the written consent of the Board of Directors, own, manage, operate, control, be employed by, consult with or participate in or be connected with any entity owning or having financial interest in, whether direct or indirect, a business entity which is in the same line or lines of business as the Employer or its Subsidiaries. For purposes of this Section 7.1, each of the following activities, without limitation, shall be deemed to constitute proscribed activities during the Non-competition Period: to engage in, work with, have an interest in (other than interests of less than one (1) % in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system), advise, consult, manage, operate, lend money to (other than interests of less than one (1) % in companies traded on a nationally recognized stock exchange or interdealer quotation system), guarantee the debts or obligations of, or permit one’s name or any part thereof to be used in connection with an enterprise or endeavor, either individually, in partnership or in conjunction with any person or persons, firm, association, company or corporation, whether as principal, director, agent, shareholder, partner, employee, consultant or in any other manner whatsoever. For purposes of this Agreement, an “indirect” interest is presumed to exist if an interest is held by a spouse, parent or child, in addition to any other forms of indirect or beneficial interest.
          7.2. Non-Solicitation. During the Non-competition Period, the Executive will not, directly or indirectly, solicit for employment, or advise or recommend any person to employ or solicit for employment, any person the Executive knows to be an employee of the Employer or any of its Subsidiaries.
          7.3. Continuing Obligations. The obligations of the Executive under this Section 7 shall survive the termination of the Executive’s employment and the expiration or termination of this Agreement throughout the Non-competition Period.
8. Remedies.
          8.1. In the event of any breach or threatened breach, the parties to this Agreement may seek to compel specific performance of the terms of this Agreement through arbitration in accordance with the provisions of paragraph 9.2 of this Agreement.
9. Miscellaneous.
          9.1. Certain Definitions.
               “Cause” shall mean: (i) the Executive is charged with fraud, embezzlement, theft or other criminal conduct, (ii) dishonesty, disloyalty, insubordination or gross negligence in the performance of duties, (iii) failure of the Executive to obey the reasonable and lawful orders of the President and COO, which orders were consistent with the duties of the Executive under this Agreement, after the Executive had been given written notice of such failure and not less than thirty (30) days to correct the misconduct; (iv) failure to provide requested information, or (v) any act of fraud or serious moral turpitude.
               “Change of Control” shall mean the occurrence of any one (1) of the following events:
(i)	the Board of Directors of the Employer approves a plan to sell or dispose of by merger, consolidation or other transaction all or substantially all of the Employer’s operating assets (on a consolidated basis) or approves a plan of liquidation; or

(ii)	the Employer combines with another company and is the surviving corporation but immediately after the combination, the persons who were the shareholders of the Employer immediately prior to the combination own fifty (50) % or less of all outstanding securities including vested options granted under the Plan of the combined entity.
          “Good Reason” shall mean a significant change in the nature and scope of the authority, powers, functions, benefits or duties attached to the position of Senior Vice President, Sales of the Employer as held by the Executive as of the Effective Date.
          “Date of Termination” shall mean:
(i)	if employment terminates because of the Executive’s death, the date of death;

(ii)	if employment terminates for “Cause”, the latest date specified in Section 4.1.3 of this Agreement;

(iii)	if employment terminates because of permanent or total disability, the date of determination that the Executive is so disabled as described in Section 4.1.2 of this Agreement;

(iv)	if employment terminates due to expiration of term, the date of expiration.
          “Subsidiary” shall mean any entity in which the Employer, directly or indirectly, owns fifty (50) % or more of the voting securities or otherwise controls the ability to elect a majority of the governing board.
          9.2 Dispute Resolution. Any disputes arising under or in connection with this Agreement shall be subject to arbitration in accordance with rules and procedures of the American Arbitration Association (“AAA”) with such changes as the parties may agree. If within ten (10) days of a request for arbitration, the parties have not agreed on the selection of an arbitrator willing to serve, either party may request the AAA to appoint an arbitrator who shall arbitrate the dispute and such appointment and determination shall be binding on the parties. Neither party may commence any legal action or proceeding under this Agreement, other than to enforce this provision, except that the Employer may seek judicial intervention for the purpose of obtaining injunctive relief to enforce the Executive’s obligations under paragraphs 5, 6, and 7, which shall specifically survive the termination of this Agreement. Costs of arbitration, including, without limitation, costs of investigations, fees and expenses of the arbitrator and attorneys shall be borne by the party incurring same.
          9.3 Notices. Any notices under this Agreement shall be in writing and shall be given by personal delivery, by local courier service, by certified or registered letter, return receipt requested, or by a nationally recognized overnight delivery service; and shall be deemed given when delivered in person or by local courier or upon actual receipt of the facsimile or certified or registered letter, or on the business day next following delivery to a nationally recognized overnight delivery service at the addresses set forth below of this Agreement or to such other address or addresses as either party shall have specified in writing to the other party hereto.
If to the Employer:
ViewCast.com, Inc.
3701 West Plano Parkway, Suite 300
Plano, TX 75075
If to the Executive:
Gary Klembara
2910 Oak Point Drive
Garland, TX 75044
          9.4 GOVERNING LAW. ALL QUESTIONS PERTAINING TO THE VALIDITY, CONSTRUCTION, EXECUTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE LAWS OF THE STATE OF TEXAS.
          9.5 Entire Agreement; Amendment or Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein. No modification or amendment of any of the provisions of such agreements shall be effective unless in writing and signed by the Executive and the Employer. No failure to exercise any right or remedy hereunder shall operate as a waiver thereof. No term or condition of this Agreement shall be deemed to have been waived, nor shall a party be estopped from enforcing any provision of this Agreement, except by a statement in writing signed by the Executive or the Employer, whichever party against whom such waiver or estoppel is sought. If any provision of this Agreement is found to be unreasonably broad, it shall nevertheless be enforceable to the extent reasonably necessary to protect the Employer and to the greatest extent permitted by law. If any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be reformed to the extent necessary to make it valid or enforceable and to carry out the interest of the parties, or if such information is not possible, the remaining provisions of this Agreement shall continue in full force and effect. Notwithstanding the preceding sentences, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A and shall be subject to amendment in the future, in such manner as the Employer may deem necessary or appropriate to effect such compliance; provided that any such amendment shall preserve for the Executive the benefit originally afforded pursuant to this Agreement.

          9.6 Binding Nature. This Agreement shall be binding upon and insure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and permitted assigns.
          9.7 Survival. The Executive’s obligations under Sections 5, 6, 7 and 8 will survive the termination of the Executive’s employment and the termination or expiration of this Agreement. The Employer’s obligations under this Agreement will survive the termination of the Executive’s employment and the termination or expiration of this Agreement until paid in full.
          9.8 Headings. The paragraph and subparagraph headings contained in this Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.
          9.9 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one (1) agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart.
          10. Successors and Assigns. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon successors and assigns of the Employer.
          11. Further Assurances. The Executive shall cooperate and take such action as may be reasonably requested by the Employer in order to carry out the provisions and purposes of this Agreement. Specifically, the Executive certifies that he is in compliance with the Immigration Reform and Control Act of 1986 (the “Act”) and that he is legally entitled to work in the United States. The Executive also agrees to execute the Employment Verification Form I-9 as required by the Act and also agrees to execute the Employee Proprietary Information Agreement in the form attached hereto as Exhibit “A”.
          12. Payments to Key Employees. Notwithstanding anything in this Agreement to the contrary, to the extent required under Section 409A, no payment to be made to a key employee (within the meaning of Section 409A) shall be made sooner than six (6) months after such termination of employment; provided, however, that to the extent such six (6)-month delay is imposed by Section 409A as a result of a Change of Control as defined in Section 9.1, the payment shall be paid into a rabbi trust for the benefit of the Executive as if the six (6)-month delay was not imposed with such amounts then being distributed to the Executive as soon as permissible under Section 409A.
          13. Involuntary Termination Payments to Employees (Safe Harbor). In the event a payment is made to an employee upon an involuntary termination of employment, as deemed pursuant to this Agreement, such payment will not be subject to Section 409A provided that such payment does not exceed two (2) times the lesser of (i) the sum of the Executive’s annualized compensation based on the taxable year immediately preceding the year in which termination of employment occurs or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive terminates service (the “Safe Harbor Amount”). However, if such payment exceeds the Safe Harbor Amount, only the amount in excess of the Safe Harbor Amount will be subject to Section 409A. In addition, if such Executive is considered a key employee, such payment in excess of the Safe Harbor Amount will have its timing delayed and will be subject to the six (6)-month wait-period imposed by Section 409A as provided in Section 12 of this Agreement. The Executive and the Employer agree that the termination benefits described in this Section 13 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) as the safe harbor for separation pay due to involuntary separation from service.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written, but to be effective for all purposes as of the Effective Date.
     VIEWCAST.COM, INC.

By:	/s/ George Platt
By:	/s/ John W. Slocum, Jr.
     EXECUTIVE

By:	/s/ Gary J. Klembara